Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 and in Registration Statements (No. 333-250020 and 333-252434) on Forms F-3 of our report dated July 28, 2021, except for the effect of discontinued operations discussed in Notes 3 and 4, as to which the date is July 13, 2023, relating to the consolidated statements of operations and comprehensive (loss), changes in shareholders’ equity and cash flows of Akso Health Group and subsidiaries (formerly known as Xiaobai Maimai, Inc.) (the “Company”) for the year ended March 31, 2021, appearing in this Annual Report on Form 20-F of the Company for the year ended March 31, 2023.

/s/ Wei, Wei & Co., LLP

Flushing, New York

July 14, 2023